HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE
News Media, contact:            Matt Hall, (336) 519-3386
Analysts and Investors, contact:        T.C. Robillard, (336) 519-2115

HANESBRANDS APPOINTS FRANCK J. MOISON TO BOARD OF DIRECTORS

WINSTON-SALEM, N.C. (Jan. 20, 2015) - HanesBrands (NYSE: HBI), a leading global maker and marketer of everyday basic apparel under world-class brands, today announced that Franck J. Moison, chief operating officer of emerging markets and business development for Colgate-Palmolive Company, has been appointed to the company’s board of directors.

With the appointment of Moison, whose term runs until the 2015 annual meeting of stockholders, the Hanes board has 11 members.

Moison, 61, is one of the most accomplished marketing and operating executives in the global consumer products industry and has served as chief operating officer of emerging markets for Colgate-Palmolive since 2010. He also is responsible for Colgate-Palmolive’s global business development, including mergers and acquisitions.

“Franck is one of the industry’s most distinguished leaders in consumer product innovation, strategic marketing, acquisitions, and emerging market business development. He will be a valued addition to our already talented board of directors,” Hanes Chairman and Chief Executive Officer Richard A. Noll said.

Moison’s career at Colgate-Palmolive spans more than three decades. As chief operating officer for emerging markets and business development, Moison oversees fast-growing businesses that represent more than $9.2 billion in annual sales and has overseen acquisitions in Europe and emerging markets. Previously he served as president of Colgate-Palmolive’s global marketing, supply chain and technology functions and has served in management leadership positions based in New York, Geneva, Paris, Rome and Zurich.

He is a past director of H.J. Heinz Company and serves as chairman of the advisory board for école des Hautes Etudes Commerciales business school (France, London, and Singapore) and sits on the global advisory board of the Georgetown University McDonough School of Business. He earned his business degree from école des Hautes Etudes Commerciales du Nord in Lille, France, and his MBA from the University of Michigan Ross School of Business in Ann Arbor, Mich.

HanesBrands Appoints Franck J. Moison to Board of Directors - Page 2

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic apparel under some of the world’s strongest apparel brands in the Americas, Asia and Europe, including Hanes, Champion, Playtex, DIM, Bali, Maidenform, Flexees, JMS/Just My Size, Wonderbra, Nür Die, Lovable and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, men’s underwear, children’s underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. Ranked No. 530 on the Fortune 1000 list, Hanes has approximately 55,900 employees in more than 35 countries and takes pride in its strong reputation for ethical business practices. Hanes is a U.S. Environmental Protection Agency Energy Star 2014, 2013 and 2012 Sustained Excellence Award winner and 2011 and 2010 Partner of the Year award winner. The company has been ranked on Newsweek magazine’s list of Top 500 greenest U.S. companies. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found at www.Hanes.com/corporate.

# # #